Exhibit 99.1

Ultralife Reports Preliminary Fourth Quarter Results

NEWARK, N.Y.--(BUSINESS WIRE)--Ultralife (NASDAQ: ULBI) announced that, based on a preliminary review of results for the fourth quarter ended December 31, the company expects to report revenue in the range of $36.5 million and an operating loss in the range of $2.5 million. These preliminary results compare to the guidance management provided in its third quarter report that called for revenue of approximately $41 million to $44 million and operating profit of between $2.7 million and $3.5 million.

During the quarter, a supplier’s delayed deliveries of a key component prevented the company from completing planned shipments on the $24 million SATCOM-On-The-Move contract, announced in September 2007. This delay caused a shortfall to projected revenue of approximately $7.5 million and a corresponding reduction in operating income of approximately $3.3 million, including unanticipated expenses the company incurred to address the delay. In cooperation with the customer, the company has implemented a plan to meet an adjusted delivery schedule and expects to complete shipments against this contract during the first half of 2008.

The company also expects to record a charge of approximately $1 million against inventory mainly related to the integration of its McDowell Research communications systems business into its Newark, New York operations. As previously disclosed, the company also will record a non-operating gain of approximately $7.5 million from the negotiated settlement of the McDowell Research purchase price.

In addition, fourth quarter results will include approximately $0.5 million in higher-than-expected R&D costs reflecting: work performed on a development contract that was not finalized until after the quarter closed; and, accelerated development work associated with the orders for $62 million and $40 million to supply advanced communications systems, which the company announced in December 2007.

Lastly, the company’s guidance did not include the addition of Stationary Power Services, acquired in November 2007. Related to this acquisition, fourth quarter results will include revenue of approximately $1.5 million and an adverse impact of approximately $0.5 million on the operating loss reflecting purchase accounting, intangible asset amortization and acquisition-related professional fees.

“While we expected to deliver the SATCOM systems as planned for the quarter and are frustrated by the delay, we are still on an aggressive production ramp to meet the adjusted delivery schedule. We expect the fourth quarter revenue shortfall of $7.5 million will be additive to our previously disclosed 2008 guidance of at least $230 million,” said John D. Kavazanjian, Ultralife president and chief executive officer. “We also have started to deliver against the $62 million and $40 million orders for advanced communications systems that we received in December. Our recently acquired business, Stationary Power Services, is performing to plan although fair value accounting required that a portion of gross profit that ordinarily would be reflected on the income statement be reflected as an increase to inventory at the time of the acquisition. We continue to expect this business to be accretive in 2008.”

The company is scheduled to report fourth quarter and full year 2007 results on February 28 and hold a conference call at 10:00 AM ET that day.

About Ultralife

Ultralife, which began as a battery company, now offers products and services ranging from portable and standby power solutions to communications and electronics systems. Through its engineering and collaborative approach to problem solving, Ultralife serves government, defense and commercial customers across the globe.

Ultralife’s family of brands includes: Ultralife Batteries, Stationary Power Services, Reserve Power Systems, ABLE, McDowell Research and RedBlack Communications. Ultralife’s operations are in North America, Europe and Asia. For more information, visit www.ulbi.com.

This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: Worsening global economic conditions, increased competitive environment and pricing pressures, disruptions related to restructuring actions and delays. Further information on these factors and other factors that could affect Ultralife's financial results is included in Ultralife's Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

CONTACT:
Ultralife
Robert W. Fishback, 315-332-7100
bfishback@ulbi.com
or
Investor Relations:
Lippert/Heilshorn & Associates, Inc.
Jody Burfening, 212-838-3777
jburfening@lhai.com